                                                                    EXHIBIT 16.1




                       [LETTERHEAD OF GRANT THORNTON LLP]





April 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



Re:   Vestin Group, Inc.
      File No. 000-24803



Commissioners:

We have read Item 4 of Form 8-K of Vestin Group, Inc., dated April 24, 2002, and agree with the statements concerning our Firm contained therein. With respect to paragraph 3 of Item 4, we cannot comment on the adequacy of new internal control procedures addressing the deficiencies in the internal controls which we previously noted.



Very truly yours,



/s/ GRANT THORNTON LLP
-----------------------------
Grant Thornton LLP